Exhibit 99.1

Nuzee, Inc. Announces Endorsement Agreement Between Macanuoli and Five Sports Champions

VISTA, California, September 20, 2024——NUZEE, INC., (“NUZEE”or the “Company”) (NASDAQ：NUZE) a Company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced that the Company has signed an endorsement agreement with five sports champions who will endorse the maca beverages (the “Macanuoli”) distributed and sold by the Company(the “Agreement”). The five sport champions are Ms. Shurui Li, women’s basketball champion; Ms. Chenlin Zhou, trampoline champion; Ms. Lina Yi, tennis champion; Ms. Bingjian Li, bodybuilding champion; and Ms. Shuna Bai, cheerleading champion (the “Sport Champions”). The term of the Agreement between the Company and the Sports Champions is one year (the “Cooperation Period”).

According to the Agreement, the images of the Sport Champions can be used for the Macanuoli’s packaging, advertisement and public relations activities during the Cooperation Period.

Macanuoli is the first plant-based energy drink launched by NUZEE. Macanuoli’s ingredients include plant extracts such as maca and Noni which help relieve physical fatigue, and enhancing immunity. Macanuoli is ideal for people who pursue safe, healthy, and natural food.

Ms. Jianshuang Wang, the Chief Executive Officer of NUZEE, commented, “The cooperation between the Company and the Sport Champions is the first marketing event of Macanoli Beverage in the market, and we hope to increase market awareness of our Macanuoli product. We also hope to convey positive sportsmanship attitudes through Macanuoli, advocate for a healthy lifestyle, and grow together with consumers.”

About NUZEE, INC.

NUZEE, INC. is a digital marketing, sales and distribution company for various consumer products with focuses on food and beverages. Dedicated to reshaping the digital marketing and distribution with technological applications, the Company endeavors to create greater commercial value for its business partners and therefore enhance its own enterprise value and shareholders’ value of their stake in the Company. The Company has a professional brand and marketing management system, which can quickly help partnering enterprises achieve their connection, management, and operation of marketing channels domestically and globally.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.nuzee.vip

ir@ccmg.tech